                                                                       EXHIBIT 2


                          VOTING AND SUPPORT AGREEMENT

                This VOTING AND SUPPORT AGREEMENT (this "Agreement"), dated as of January 28, 2004, is entered into by and between Sumitomo Corporation of America, a New York corporation ("Parent") and Friedman, Billings, Ramsey Group, Inc. ("Stockholder").

                WHEREAS, Oxford Finance Acquisition Corp., a Delaware corporation ("Purchaser") and Oxford Finance Corporation, a Maryland corporation (the "Seller"), have entered into an Asset Purchase Agreement, dated as of the date hereof (as the same may be amended or supplemented, the "Purchase Agreement"), providing for, among other things, the sale by Seller and purchase by Purchaser of all Seller's assets (the "Asset Sale"), upon the terms and subject to the conditions set forth in the Purchase Agreement;

                WHEREAS, as of the date hereof, Stockholder is the beneficial owner of 1,142,050 shares of common stock, par value $0.01 per share ("Company Shares"), of Seller (such Company Shares, together with any other shares of capital stock of Seller acquired by Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants or similar instruments), being collectively referred to herein as the "Subject Shares"); and

                WHEREAS, as a condition to Parent's willingness to cause Purchaser to enter into the Purchase Agreement, Parent has required that Stockholder agree, and in order to induce Parent to cause Purchaser to enter into the Purchase Agreement, Stockholder is willing to agree, to (i) vote all of the Subject Shares in favor of the proposal to adopt the Purchase Agreement and to provide an irrevocable proxy in connection with such agreement to vote the Subject Shares in such manner; and (ii) such other matters as are set forth herein.

                NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

                Section 1. Definitions. Capitalized terms used, but not otherwise defined, herein shall have the respective meanings provided in the Purchase Agreement.

                Section 2. Voting Agreement; Irrevocable Proxy. From the date of this Agreement and ending on the Termination Date (as defined below), Stockholder agrees with Parent as follows:

                (a) Agreement to Vote the Subject Shares. Without in any way limiting Stockholder's right to vote the Subject Shares in its sole discretion with respect to any other matters that may be submitted to a stockholder vote, consent or other approval (including by written consent), at any meeting of the stockholders of Seller called upon to approve and adopt the Purchase Agreement and the Asset Sale or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including written consent) with respect to the Purchase Agreement and the Asset Sale is sought, Stockholder shall vote (or cause to be voted) the Subject Shares as follows:

                        (i) in favor of the Asset Sale, the adoption by the stockholders of Seller of the Purchase Agreement and approval of the other transactions contemplated by the Purchase Agreement;

                        (ii) against any action or agreement that is reasonably likely to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Seller under the Purchase Agreement; and

                        (iii) against (x) any Takeover Proposal or any merger agreement or merger, consolidation, combination, sale of substantially all of Seller's assets (other than the Purchase Agreement and the Asset Sale), sale or issuance of securities of Seller, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by Seller and (y) any amendment of the Seller's articles of incorporation or bylaws or equivalent organizational documents or other proposal or transaction involving Seller which amendment or other proposal or transaction would or could reasonably be expected to impede, frustrate, prevent, nullify or result in a breach of any representation, warranty or covenant or any other obligation or agreement of Seller under or with respect to the Asset Sale, the Purchase Agreement or any of the transactions contemplated by the Purchase Agreement or by this Agreement.

                (b) Irrevocable Proxy. Stockholder hereby irrevocably grants to, and appoints, Parent and any individual who shall be designated by Parent, Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares, at any meeting of stockholders of Seller or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, in the manner contemplated by Section 2(a) hereof. Stockholder understands and acknowledges that Purchaser is entering into the Purchase Agreement in reliance upon Stockholder's execution and delivery of this Agreement. STOCKHOLDER HEREBY AFFIRMS THAT THE PROXY SET FORTH IN THIS SECTION 2(b) IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE UNTIL SUCH TIME AS THIS AGREEMENT TERMINATES IN ACCORDANCE WITH ITS TERMS AND THAT NO SUBSEQUENT PROXIES WITH RESPECT TO THE SUBJECT SHARES SHALL BE GIVEN (AND IF GIVEN SHALL NOT BE EFFECTIVE). Stockholder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Purchase Agreement and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of
Section 2-507 of the Maryland General Corporation Law (the "MGCL"), subject to the terms of this Section 2(b). Subject to the foregoing, the power of attorney granted by Stockholder is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of Stockholder.

                Section 3. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents and warrants to Parent as follows:

                (a) Ownership. Stockholder is the beneficial owner of 1,142,050 Company Shares, free and clear of any Liens whatsoever, except Permitted Liens or as created by this

Agreement. Stockholder does not own, of record, any shares of capital stock of Seller other than such Company Shares. Stockholder has the sole right to vote such Company Shares, and none of such Company Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Company Shares, except as contemplated by this Agreement.

                (b) Authority; No Conflict. Stockholder has all requisite power and authority to enter into this Agreement and to perform the obligations required to be performed by it hereunder. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability affecting creditors' rights and by general equity principles. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof would not, conflict with, result in any violation of or constitute (with or without notice or lapse of time or both) default under, any provision of any trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease, partnership agreement or other binding contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree in any case applicable to Stockholder or to any of Stockholder's property or assets.

                (c) No Filings; Consents. No consents or approvals of or filings or registrations by the Stockholder with any Governmental Entity are necessary in connection with (i) the execution and delivery by Stockholder of this Agreement and (ii) the performance by Stockholder of its obligations under this Agreement, including the grant of the irrevocable proxy pursuant to Section 2(b) hereof.

                (d) No Prior Irrevocable Proxies Effective. Stockholder represents and warrants that any proxies heretofore given in respect of the Subject Shares are not irrevocable and that any such proxies have been or are hereby revoked.

                (e) Restriction on Transfer and Proxies. Stockholder agrees not to voluntarily transfer, sell, assign, exchange, pledge or otherwise dispose of (including by gift) or encumber any of the Subject Shares, or to make any offer or agreement relating thereto, at any time prior to the termination of this Agreement; provided, however, that Stockholder may transfer the Subject Shares to any person who is or becomes a party to this Agreement bound by all of the obligations of Stockholder hereunder prior to such transfer and to the extent such transfer is made in accordance with all applicable laws. Furthermore, Stockholder shall not, except as contemplated by this Agreement, directly or indirectly, grant any proxies or powers of attorney with respect to the Subject Shares, deposit the Subject Shares into a voting trust or enter into a voting agreement or any other arrangement with respect to the Subject Shares and shall not commit or agree to take any of the foregoing actions.

                (f) No Solicitation. Stockholder shall be deemed to be a Representative at all times for purposes of Section 8.2 of the Purchase Agreement (regardless of whether Stockholder is in fact a Representative at the relevant time) and shall comply with the terms of Section 8.2 of the Purchase Agreement as if it were a party thereto.

                (g) Waiver of Appraisal Rights. Stockholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights under
Section 3-208 of the MGCL or other applicable law in connection with the Asset Sale.

                (h) Further Assurances. Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

                Section 4. Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder that Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability affecting creditors' rights and by general equity principles. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice or lapse of time or both) default under, any provisions of the certificate of incorporation or bylaws of Parent or any trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Parent or any of Parent's property or assets.

                Section 5. Certain Events. Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including the respective successors of Stockholder. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Seller affecting the Company Shares or the acquisition of additional shares of Company Shares or other voting securities of Seller by Stockholder (whether by purchase, conversion or otherwise), the number of Subject Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional or decreased shares of Company Shares or other voting securities of Seller issued to or acquired or disposed of by Stockholder.

                Section 6. Stockholder Capacity. Stockholder enters into this Agreement solely in Stockholder's capacity as the record and beneficial owner of the Subject Shares. If any Stockholder is or becomes during the term hereof a director or officer of Seller, such Stockholder makes no agreement or understanding in this Agreement in Stockholder's capacity as such director or officer. Nothing in this Agreement shall limit or affect any actions taken or to be taken by Stockholder in Stockholder's capacity as an officer or director of Seller.

                Section 7. No Ownership Interest. Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to any Subject Shares shall remain and belong to Stockholder, and Parent shall not have any authority to exercise any power or authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Seller or exercise any power or authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise expressly provided in this Agreement.

                Section 8. Termination.

                (a) Subject to the provisions of Section 8(b) of this Agreement, this Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earlier of September 30, 2004, the Closing Date or the termination of the Purchase Agreement in accordance with Article IX thereof (the "Termination Date"); provided, however, that notwithstanding anything to the contrary contained in this Agreement, no party hereto shall be relieved of or released from any liabilities or damages arising out of a willful breach of its covenants or a willful breach of its representations or warranties contained in this Agreement prior to the termination of this Agreement.

                (b) This Agreement will terminate without any further action on the part of any party hereto on the Termination Date; provided, however, that if the Purchase Agreement is terminated prior to the Closing Date, then each of
Section 1, Section 2(b), Section 3(f), Section 4, Section 6, Section 7, this
Section 8 and Section 9 will survive the termination of the Purchase Agreement until the earlier of (a) the closing of an alternative disposition resulting from a Takeover Proposal and (b) the payment by Seller to Purchaser of the Termination Fee as provided in Article IX of the Purchase Agreement.

                Section 9. General Provisions.

                (a) Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by each of the parties hereto and that specifically refers to this Agreement.

                (b) Costs and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                (c) Interpretation. When a reference is made in this Agreement or to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the result of the joint efforts of Parent and Stockholder, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against any party based on any presumption of that party's involvement in the drafting thereof. The words "include", "includes" or "including" shall be deemed to be followed by the words "without limitation." The term "ordinary course of business" (or similar terms) shall be deemed to be followed by the words "consistent with past practice."

                (d) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                (e) Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

                (g) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part (whether by operation of law or otherwise), by Stockholder, on the one hand, without the prior written consent of Parent nor by Parent, on the other hand, without the prior written consent of Stockholder, and any attempt to make any such assignment without such consent shall be null and void; provided that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                (h) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. The parties hereby (i) submit to the jurisdiction of any federal or state court sitting in the State of New York,
(ii) agree not to object to venue in such courts or to claim that such forum is inconvenient and (iii) agree that notice or the service of process in any proceeding shall be properly served or delivered if delivered in the manner contemplated by Section 11(k) hereof. IN ADDITION, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. Without limiting the generality of the foregoing, the parties hereto expressly agree that the obligations of Stockholder set forth in
Section 2 hereof shall be subject to the foregoing provisions of this Section 11(h).

                (i) Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If of any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

                (j) Waiver. The parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing, signed on behalf of each party hereto. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of those rights.

                (k) Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as will be specified by like notice):

                        (i)     if to Stockholder, to:

                                Friedman, Billings, Ramsey Group, Inc.
                                1001 19th Street North
                                Arlington, Virginia 22209
                                Attention: Ned Wheeler
                                Facsimile No.: (703) 312-9602

                        (ii)    if to Parent or Purchaser, to:

                                Sumitomo Corporation of America
                                600 Third Avenue
                                New York, New York 10016
                                Attention: Hirohiko Imura, Vice President
                                           Business Investment
                                Facsimile No.: (212) 207-0830

                                with a copy to:

                                Dewey Ballantine LLP
                                1301 Avenue of the Americas
                                New York, New York 10019
                                Attention: Morton A. Pierce
                                           Michael J. Aiello
                                Facsimile No.: (212) 259-6333

                (l) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by any party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.





                                SUMITOMO CORPORATION OF AMERICA





                                By: /s/ Kazuhiro Takeuchi
                                   ---------------------------------------
                                    Kazuhiro Takeuchi
                                    Chief Financial Officer





                                FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.





                                By: /s/ Ned Wheeler
                                   ---------------------------------------
                                    Ned Wheeler
                                    Managing Director